Exhibit 15

Execution Version

SECOND AMENDMENT TO

SENIOR SUBORDINATED NOTE PURCHASE AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO SENIOR SUBORDINATED NOTE PURCHASE AND SECURITY AGREEMENT dated as of April 30, 2010 (the “Amendment”) amends the Senior Subordinated Note Purchase and Security Agreement dated as of November 6, 2009 (the “Original Agreement”), by and among Mill Road Capital, L.P., a Delaware limited partnership (the “Holder”), Physicians Formula, Inc., a New York corporation (the “Borrower”), Physicians Formula Holdings, Inc., a Delaware corporation (“Holdings”) and the Guarantors party to the Original Agreement.

WHEREAS, the Holder, the Borrower, Holdings and the Guarantors desire to amend the Original Agreement to change the terms of the Notes sold under the Original Agreement and to permit the issuance and sale by Holdings of warrants to the Holder; and

WHEREAS, the Holder holds Notes representing at least a majority of the aggregate principal amount of the Notes outstanding on the date hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1. Defined Terms

Capitalized terms used herein, unless specified otherwise, shall have the same meanings and/or references as contained in the Original Agreement.

2. Original Agreement Modifications

(a) Section 1.1(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(a) The Borrower has authorized the issuance and sale of its amended and restated Senior Subordinated Notes due November 6, 2014 in the aggregate original principal amount of eight million dollars ($8,000,000) in the form set forth as Exhibit A attached hereto (referred to herein individually as a “Note” and collectively as the “Notes”, which terms shall also include any notes delivered in exchange therefor or replacement thereof). Commencing on the Second Amendment Effective Date, the Notes will accrue interest on the unpaid principal amount thereof at an interest rate per annum (the “Interest Rate”) consisting of (i) ten percent (10.00%) per annum in cash interest plus (ii) four percent (4.00%) per annum to be added automatically to the unpaid principal amount of the Notes (“PIK Interest”) on each Interest Payment Date.”

(b) The third sentence of Section 1.1(b) of the Original Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“All accrued PIK Interest shall be compounded annually on the first day of each calendar year.”

(c) Section 1.4(a) of the Original Agreement is hereby amended by deleting the reference to “May 6, 2013” in the first sentence of such section and replacing it with “November 6, 2014”.

(d) Section 1.4(d) of the Original Agreement is amended and restated in its entirety as follows:

“(d) Prepayment Premium. In the event of any prepayment or repurchase of the Notes prior to the Maturity Date pursuant to clauses (b) or (c) above, the Borrower shall pay to the Holder Representative (on behalf of the Holders) the prepayment premium indicated below corresponding to the time period in which such prepayment or repurchase occurs or is required to occur (the “Prepayment Premium”) (which prepayment premium shall be paid to the Holder Representative (on behalf of the Holders) as liquidated damages and compensation for the costs of making funds available with respect to the loans evidenced by the Notes):

Period	Prepayment Premium
(% of the aggregate principal amount of the Notes prepaid or repurchased)

Closing Date through November 5, 2010	5%
November 6, 2010 through November 5, 2011	4%
November 6, 2011 through November 5, 2012	2%
November 6, 2012 through November 5, 2013	1%
November 6, 2013 and thereafter	0%

”

(e) Section 1.8 of the Original Agreement is amended and restated in its entirety as follows:

“1.8 Transfer and Exchange of Notes and Warrants. The Borrower shall keep a register in which it shall provide for the registration of the Notes and the Warrants and the registration of transfers of Notes and the Warrants. The Holder of any Note or Warrant may, prior to maturity, prepayment or repurchase of such Note or the expiration of such Warrant, surrender such Note or Warrant at the principal office of the Borrower for transfer or exchange. Any Holder desiring to transfer or exchange any Note or Warrant (including, but not limited to, any assignment of a Note or Notes or a Warrant or Warrants contemplated by Section 11.5 hereof) shall first notify the Borrower in writing at least ten (10) Business Days in advance of such transfer or exchange. Promptly, but in any event within ten (10) Business Days after such notice to the Borrower from the Holder Representative (on behalf of a Holder of one or more Notes) of a Holder’s intention to make such an exchange of such Holder’s Note(s) and without expense (other than transfer taxes, if any) to such Holder, the Borrower shall issue in exchange therefor another Note or Notes in the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note so surrendered (provided that no minimum shall apply to a liquidating distribution of Notes to investors in a Holder and any Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without further restriction). Each new Note shall be made payable to such Person or Persons, or assigns, as the Holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Borrower shall have no obligation or liability under any Note to any Person other than the registered Holder of each such Note. Assignments and transfers of Notes by the Holders shall be made in compliance with Section 11.5 hereof. Assignments, transfers and exchanges of Warrants shall be made in compliance with the terms set forth in the Warrants.

(f) Section 2.10 of the Original Agreement is hereby deleted in its entirety.

(g) The Original Agreement is hereby amended by inserting the following new Article IIA as follows:

ARTICLE IIA

ISSUANCE OF THE WARRANTS

2A.1 The Warrants. Holdings has authorized the issuance and sale of warrants for the purchase of an aggregate of 650,000 shares of Common Stock (the “Warrant Shares”) (subject to adjustment as provided therein) in the form set forth as Exhibit G attached hereto (referred to herein individually as a “Warrant” and collectively as the “Warrants”, which terms shall also include any warrants delivered in exchange therefor or replacement thereof). The Warrants shall be exercisable at a purchase price equal to $0.25 per Warrant Share (subject to adjustment as provided in the Warrants).

2A.2 Purchase and Sale of the Warrants. For no additional consideration, Holdings agrees to issue to the Purchaser on the Second Amendment Effective Date, the Warrant.

2A.3 Registration Rights. The Purchaser and its successors and assigns shall have the registration rights with respect to the Common Stock purchasable under the Warrants as set forth in the Registration Rights Agreement.

2A.4 Representations and Warranties of the Purchaser regarding the Warrants.

The Purchaser hereby represents and warrants, which representations and warranties shall survive the Second Amendment Effective Date, that:

(a) It is the present intention of the Purchaser to acquire its Warrant and the Warrant Shares for its own account, and not as nominee or agent.

(b) The Warrants and the Warrant Shares are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof in violation of the securities laws; subject, nevertheless, to the condition that, except as otherwise provided herein and subject to compliance with applicable securities laws, the disposition of the property of the Purchaser shall at all times be within its control. The Purchaser was not formed solely for the purpose of making an investment in the Borrower. The Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Warrants and Warrant Shares. In making its decision to acquire the Warrant, the Purchaser has relied upon independent investigations made by the Purchaser and the Purchaser’s representatives, including the Purchaser’s own professional, tax and other advisors. The Purchaser and its representatives have been given the opportunity to ask questions of, and to receive answers from, the Borrower concerning the terms and conditions of the acquisition of the Warrant. The Purchaser has reviewed, or has had the opportunity to review, all information it deems necessary and appropriate for the Purchaser to evaluate the financial risks inherent in the acquisition of the Warrant. The Purchaser understands that its acquisition of the Warrant involves a high degree of risk and that no governmental authority has passed on or made any recommendation or endorsement of the Warrant.

(c) The Purchaser understands that it must bear the economic risk of its investment for an indefinite period of time because the Warrants and the Warrant Shares are not, and will not be, registered under the Securities Act or any applicable state securities laws and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. The Purchaser acknowledges that, in issuing the Purchaser’s Warrant and the Warrant Shares, the Borrower is relying on the representations and warranties of the Purchaser in this Section 2A.4.

(d) The Purchaser hereby acknowledges that its Warrant and each certificate, if any, representing Warrant Shares (unless no longer required in the written opinion of counsel delivered to the Borrower, which opinion and counsel shall be reasonably satisfactory to the Borrower and its legal counsel, it being agreed that Foley Hoag LLP shall be satisfactory counsel) shall bear a legend substantially in the following form (in addition to any other legend required by the Operative Documents):

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

The acquisition by the Purchaser of the its Warrant Shares shall constitute a confirmation by it of the foregoing representations.

2A.5 Representations and Warranties of Holdings regarding the Warrants.

Holdings hereby represents and warrants, which representations and warranties shall survive the Second Amendment Effective Date, that:

(a) Authority; No Conflicts.

(i) The execution, delivery and performance of the Operative Documents and the transactions contemplated thereby by Holdings (including the issuance of the

Warrants and the issuance of the Warrant Shares upon exercise of the Warrants) are within the power and authority of Holdings and have been authorized by all corporate or other organizational proceedings of Holdings and its stockholders and do not and will not (i) contravene any provision of the certificate of incorporation or bylaws or any other organizational documents of Holdings or any law, rule or regulation applicable to Holdings, (ii) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any order, agreement, lease, mortgage, note, bond, indenture, license, or other instrument or undertaking to which Holdings is a party or by which any of its properties are bound, or (iii) result in or require the imposition of any Lien on any of the properties, assets or rights of Holdings, except in favor of the Holders.

(ii) The Warrants being purchased hereunder and the Warrant Shares issuable upon exercise of the Warrants, when issued, delivered and paid for in the manner set forth in this Agreement or, in the case of the Warrant Shares, when issued, delivered and paid for in the manner set forth in the Warrant, will be duly authorized and validly issued and outstanding. No preemptive rights or other rights of any Person to subscribe for or purchase, and no anti-dilution adjustment or similar rights of any Person, exist or will be triggered with respect to the issuance and sale of the Warrants or the issuance of the Warrant Shares upon the exercise of the Warrants. Holdings will at all times hereafter keep available, solely for issuance and delivery upon exercise of the Warrants, such number of shares of Common Stock as from time to time shall be issuable upon exercise of the Warrants.

(b) Securities Act. Neither Holdings, nor anyone acting on its behalf has offered or will offer to sell Warrants, Common Stock or other securities to, or has solicited or will solicit offers with respect thereto from, or has entered into or will enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Warrants, or the issuance of the Warrant Shares issuable upon exercise of the Warrants, under the registration provisions of the Securities Act or the registration provisions of any securities or Blue Sky laws of any applicable jurisdiction. Assuming the accuracy of the representations and warranties of the Purchaser set forth herein, neither the issuance of the Warrants, nor the issuance of the Warrant Shares upon exercise of the Warrants, is required to be registered under the Securities Act or any applicable state securities laws, and such issuances shall be in compliance with all applicable federal and state securities laws.

(h) Section 3.1 of the Original Agreement is hereby amended by amending and restating the following definitions therein:

“Holder” or “Holders” shall mean the Purchaser (so long as it holds one or more Notes or one or more Warrants, as the context requires) and any other holder or holders from time to time of one or more Notes and/or one or more Warrants, as the context requires.

“Maturity Date” shall be November 6, 2014.

“Operative Documents” means this Agreement, the Notes, the Guaranties, the Security Documents, the Intercreditor Agreement, the Warrants, the Registration Rights Agreement and each other agreement, instrument or document now or hereafter executed and pursuant to or in connection with any of the foregoing.

(i) Section 3.1 of the Original Agreement is hereby further amended by inserting the following definitions therein in appropriate alphabetical order:

“Common Stock” is the common stock, par value $0.01 per share, of Holdings.

“Second Amendment Effective Date” is April 30, 2010.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Second Amendment Effective Date among Purchaser, Holdings and the other Persons party thereto in the form attached hereto as Exhibit H.

“Warrant” or “Warrants” shall have the meaning given to such term in Section 2A.1 hereof.

“Warrant Shares” shall have the meaning given to such term in Section 2A.1 hereof.

(j) The third sentence of Section 3.2 of the Original Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“The words “party” or “parties” when used with reference to this Agreement shall include each party to this Agreement and, by their acceptance of a Note or Warrant, each Holder.”

(k) Section 8.1 of the Original Agreement is hereby amended by inserting the following new sentence at the end thereof as follows:

“Without in any way limiting the rights of the Holders, Holdings hereby agrees that the Holders of the Warrants or the Warrant Shares would have no adequate remedy at law, for monetary compensation or otherwise, for the damages that would be suffered if Holdings or the Borrower were to fail to comply with its obligations under Article IIA and/or Article VII hereof, and that Holdings therefore agrees that the Holders of the Warrants and the Warrant Shares shall be entitled to obtain specific performance of the Holdings’ obligations under Article IIA and/or Article VII hereof.”

(l) Article X of the Original Agreement is hereby amended by deleting the references to the clause “Each Holder, by acceptance of any Note(s) held by it,” throughout such Article and replacing it with the clause “Each Holder, by acceptance of any Note(s) or Warrant(s) held by it,”.

(m) Section 10.8 of the Original Agreement is hereby amended by deleting the references to the clause “with respect to its Note” throughout such Section and replacing it with the clause “with respect to its Note and its Warrant”.

(n) Section 11.2 of the Original Agreement is hereby amended and restated in its entirety as follows:

“11.2 Amendments, Waivers and Consents. Any provision in this Agreement, the Notes or the other Operative Documents (other than the Warrants) to the contrary notwithstanding,

changes in or additions to this Agreement and the other Operative Documents may be made, and compliance with any covenant or provision set forth herein or therein may be omitted or waived, if the Borrower shall obtain consent thereto in writing from the Required Holders, and shall, in any case, deliver copies of such consent in writing to all other Holders of Notes and/or Warrants; provided that (i) without the consent of all Holders of Notes, no such consent or waiver shall be effective to reduce the amount of, to postpone the date fixed for the payment of, the principal of (including any required redemption) or interest or Prepayment Premium payable on any Note, to decrease the Interest Rate or the Prepayment Premium, to decrease or postpone any prepayments or redemptions, to increase the proportion of interest payable as PIK Interest rather than as cash interest, to alter, amend or waive compliance with Section 8.1(a), to alter or amend the consent mechanism provided for under Section 8.3 or this Section 11.2, or to release any material Guarantor from its guaranty hereunder or any Guaranty, and (ii) without the consent of the Holder Representative, no such consent or waiver shall be effective to alter the rights or obligations of the Holder Representative. The provisions of the Warrants may be amended or waived in the manner provided, and with the consent of the Persons required, under Section 12 of the Warrants. If the Required Holders vote to alter, amend or waive compliance with the Intercreditor Agreement or any subordination or intercreditor agreement relating to any Subordinated Debt, then all Holders shall be bound by such vote and agree to sign such consent or other document as may be necessary to effectuate such alteration, amendment or waiver. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Written notice of any waiver or consent effected under this subsection shall promptly be delivered by the Borrower to any Holders who did not execute the same.”

(o) The last sentence of Section 11.4(a) of the Original Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“In addition, the Borrower agrees to pay the expenses of preparing Notes and Warrants from time to time in connection with exchanges and transfers of Notes and/or Warrants and the expenses of delivering copies of Operative Documents to Holders, and the Borrower agrees to indemnify, pay and hold each Holder harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay taxes (other than transfer taxes) and filing fees with respect to such transfer.”

(p) Section 11.4(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(c) The provisions of this Section 11.4 shall survive the payment in full of all amounts due under this Agreement, the Notes and the other Operative Documents, the exercise in full or termination of the Warrants, and the termination of this Agreement and the other Operative Documents.”

(q) Section 11.5 of the Original Agreement is hereby amended by inserting the following new sentence at the end thereof as follows:

“Any holder of one or more Warrants may assign its Warrants in compliance with the terms set forth in the Warrants.”

(r) Section 11.7 of the Original Agreement is hereby amended and restated in its entirety as follows:

“11.7 Payments in Respect of Warrants. The Holders of the Warrants, by their acceptance thereof, agree that, with respect to the sale to, or repurchase by, Holdings or any Person directly or indirectly affiliated with Holdings or any of its managers, directors, officers, members or other equityholders, of the Warrants, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the Holders of the Warrants in proportion to their respective holdings of Warrants. If any Holder of one or more Warrants receives any such sum in respect of its Warrants in excess of its pro rata portion, then such Holder receiving such excess payment shall purchase for cash from the other Holders of Warrants an interest in their Warrants in such amount as shall result in a ratable participation by all of the Holders of the Warrants in the aggregate of all Warrants then outstanding.”

(s) Clause (ii) of Section 11.8 of the Original Agreement is hereby amended and restated in its entirety as follows:

“(ii) the Holders’ agreement to purchase the Notes and Warrants, or the use or intended use of the proceeds of the Notes and Warrants hereunder,”

(t) The last sentence of Section 11.8 of the Original Agreement is hereby amended by amending and restating such sentence in its entirety as follows:

“This indemnification shall survive the payment and satisfaction of all Obligations, the exercise in full or termination of the Warrants, and the termination of this Agreement and the other Operative Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.”

(u) The parenthetical in the first sentence of Section 11.14 of the Original Agreement is hereby amended by amending and restating such parenthetical in its entirety as follows:

“(BY ACCEPTANCE OF ANY NOTE(S) OR WARRANT(S) HELD BY IT)”

(v) Section 11.20 of the Original Agreement is hereby amended and restated in its entirety as follows:

“11.20 Specific Performance. Upon breach or default by the Borrower or any Guarantor with respect to any obligation hereunder under the Notes, the Warrants (or the Warrant Shares) or under any other Operative Document, each Holder shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.”

(w) The parenthetical in the first sentence of Section 11.22 of the Original Agreement is hereby amended by amending and restating such parenthetical in its entirety as follows:

“(by the acceptance of any Note(s) or Warrant(s) held by it)”

(x) Clause (f)(A) of Section 11.22 of the Original Agreement is hereby amended and restated in its entirety as follows:

“(A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, any Note(s) or any Warrant(s) or”

3. Amendments to Exhibits

The Exhibits to the Credit Agreement are amended (i) by replacing Exhibit A, with the form of Amended and Restated Senior Subordinated Note attached hereto as Annex B and (ii) by adding the following new Exhibit G (Warrant), attached hereto as Annex C, and Exhibit H (Registration Rights Agreement), attached hereto as Annex D.

4. Amendment to Operative Documents; Consistent Changes

References to the “Purchase Agreement” or the “Note Purchase Agreement” in the Operative Documents shall be deemed to be references to the Original Agreement as amended by this Amendment. Furthermore, the Operative Documents are hereby amended wherever necessary to reflect the changes described herein.

5. Confirmation of Certain Terms and Other Matters

Each of the Borrower, Holdings, the Guarantors and the Holder hereby ratify and confirm all terms and provisions of the Operative Documents and all other documents, instruments, or agreements executed in connection therewith and agree that, except as expressly amended herein, all of such terms and provisions remain in full force and effect. The Borrower , Holdings, the Guarantors and the Holder hereby confirm and acknowledge that the obligations of the Borrower, Holdings and the Guarantors under the Original Agreement include all obligations and liabilities of the Borrower, Holdings and the Guarantors under the Original Agreement, as amended from time to time including, but not limited to, this Amendment. Each of the Borrower, Holdings and the Guarantors also confirm and acknowledge that this Amendment and the documents, instruments or agreements executed in connection therewith shall constitute Operative Documents. Except as expressly provided herein, this Amendment shall not be deemed a waiver of any term or condition of any Operative Document and shall not be deemed to prejudice any right or rights which the Holder may now have or may have in the future under or in connection with any Operative Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

6. Collateral Security

Each of the Borrower, Holdings and the Guarantors further acknowledge and agree that the Security Documents continue to secure the Borrower’ prompt, punctual and faithful payment and performance of (i) the Original Agreement, as amended by this Amendment and any further extensions, renewals, substitutions, modifications, amendments or replacements thereof; (ii) the Notes and any further extensions, renewals, substitutions, modifications, amendments or replacements of any thereof; (iii) any and all liabilities of the Borrower to the Holders (including, without limitation, those arising under the Operative Documents and this Amendment); (iv) any and all liabilities, debts and obligations, whether now existing or hereafter arising, or at any time owing by the Borrower to the Holders, including without limitation, costs, costs of collection, attorneys’ reasonable fees and all court and litigation costs and expenses, and (v) all sums, bearing interest at the rate provided in the Original Agreement, as modified, advanced to or on behalf of the Borrower by the Holders for any purposes, whether dependent or independent of this transaction, all of which shall be equally secured with and have the same priority as the original advances under the Notes.

7. Representations and Warranties

Each of the Borrower, Holdings and the Guarantors hereby represent and warrant that except as otherwise disclosed on the list of “Exceptions to Representations” annexed hereto as Annex A: (a) they have complied and are now in compliance with, all of the terms and provisions set forth in the Operative Documents, as amended, on their part to be observed and performed; (b) no Event of Default specified in Section 8.1 of the Original Agreement has occurred or is continuing or would occur as a result of the transactions contemplated by this Amendment (including the issuance of the Warrants); and (c) the execution, delivery and performance of this Amendment (including the issuance of the Warrants): (i) has been duly authorized by all requisite corporation action, including approval by the stockholders of Holdings, (ii) will not violate either (x) any provision of law applicable to the Borrower, Holdings or any Guarantor, any governmental regulation, or its charter documents, or (y) any order of any court or other agency of government binding on the Borrower, Holdings or any Guarantor or any indenture, agreement, or other instrument to which the Borrower, Holdings or any Guarantor is a party, or by which they or any of its property is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement, or other instrument.

8. Conditions to Holder’s Obligations

The willingness of the Holder to consent to and enter into this Amendment is subject to the satisfaction of the following conditions concurrently with the execution and delivery of this Amendment:

(a) The Holder shall have received approving resolutions of the Board of Directors (or other appropriate governing body) of each of the Borrower, Holdings and the Guarantors, certified as of or immediately prior to the date hereof by the Secretary of the Borrower, Holdings and the Guarantors authorizing the execution and delivery by the Borrower, Holdings and the Guarantors of this Amendment and all documents referenced herein. The stockholders of Holdings shall have approved and authorized the execution and delivery by Holdings, the Borrower and the Guarantors of this Amendment and all documents referenced herein.

(b) The Borrower, Holdings and the Guarantors shall have executed and delivered to the Holder, as applicable, (i) this Amendment, (ii) the Amended and Restated Senior Subordinated Note attached hereto as Annex B, (iii) the Warrant attached hereto as Annex C, and (iv) the Registration Rights Agreement attached hereto as Annex D.

(c) The Holder shall have received a certificate of a Responsible Officer of each of the Borrower and Holdings as to the accuracy of the Borrower’s and Holdings’ representations and warranties in the Original Note Purchase Agreement in all material respects and in this Amendment and as to such other matters as the Holder may reasonably request.

(d) The Holder shall have received the favorable written opinion of Pepper Hamilton LLP, counsel to the Borrower and the Guarantors regarding, among other things, the issuance of the warrants, in form and substance reasonably satisfactory to the Holder.

(e) This Amendment and all documents referenced herein or to be delivered in connection herewith shall be on terms reasonably satisfactory to Holder’s tax counsel.

(f) The Borrower shall have paid to the Holder all outstanding legal and other out of pocket fees and expenses incurred relative to the Holder’s relationship with the Borrower and all costs and fees associated with this Amendment.

(g) The Holder shall have received such other documents, certificates, instruments, and agreements from the Borrower as the Holder may reasonably request.

9. Miscellaneous

(a) This Amendment shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to its principles of conflicts of laws.

(b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Each of the Borrower, Holdings and the Guarantors shall, from time to time, at its expense, execute and deliver to the Holder all such other and further instruments, agreements and documents and take or cause to be taken all such other and future action as the Holder shall reasonably request in order to effect and confirm or vest more securely all rights contemplated by this Amendment, the Original Agreement or any Operative Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:

PHYSICIANS FORMULA, INC.,
a New York Corporation

By:	/s/ Jeffrey P. Rogers
Name: Jeffrey P. Rogers
Title: President

GUARANTORS:

PHYSICIANS FORMULA HOLDINGS, INC.,
a Delaware Corporation

By:	/s/ Jeffrey P. Rogers
Name: Jeffrey P. Rogers
Title: President

PHYSICIANS FORMULA COSMETICS, INC.,
a Delaware Corporation

By:	/s/ Jeffrey P. Rogers
Name: Jeffrey P. Rogers
Title: President

PHYSICIANS FORMULA DRTV, LLC,
a Delaware Limited Liability Company

By:	/s/ Jeffrey P. Rogers
Name: Jeffrey P. Rogers
Title: President

Signature Page to Second Amendment to Senior Subordinated Note Purchase and Security Agreement

HOLDER:

MILL ROAD CAPITAL, L.P.,
a Delaware Limited Partnership

By:	/s/ Charles Goldman
Name: Charles Goldman
Title: Managing Director

Signature Page to Second Amendment to Senior Subordinated Note Purchase and Security Agreement

Annex A

Exceptions to Representations

See Attached.